Exhibit 10.24

AMENDED STIPULATION REGARDING
WATER TREATMENT OBLIGATIONS
THIS AMENDED STIPULATION is made and entered into as of October 23, 2017 (the “Effective Date”) by and among: (a) ANR, Inc., on behalf of itself and its debtor-affiliates (collectively “ANR”; (b) Lexington Coal Company, LLC (the “Purchaser”); and (c) the United States Environmental Protection Agency (“EPA”); collectively, the “Parties”).
WHEREAS, on March 5, 2014, the United States of America, on behalf of EPA, and several states (collectively the “Government Plaintiffs”) filed Civil Action No. 2:14‑cv‑11609 (the “EPA Action”) in the United States District Court for the Southern District of West Virginia (the “West Virginia Court”) alleging that affiliates of ANR, Inc., (collectively, the “Complaint Defendants”) violated Sections 301 and 402 of the Federal Clean Water Act, 33 U.S.C. §§ 1311 and 1342 (the “Clean Water Act”), and analogous state provisions by discharging pollutants in violation of various of the Complaint Defendants’ National Pollutant Discharge Elimination System (“NPDES”) permits or without obtaining NPDES permits.
WHEREAS, on November 26, 2014, the West Virginia Court approved a consent decree (the “EPA Consent Decree”) between the Government Plaintiffs, the Complaint Defendants, and certain additional Debtors (collectively, the “Signatory Defendants”) resolving the EPA Action.
WHEREAS, the EPA Consent Decree applies to the Signatory Defendants’ Facilities and Future Facilities (as such terms are defined in the EPA Consent Decree) located in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia.
WHEREAS, on August 3, 2015, ANR’s affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), which cases were jointly administered under case number 15‑33896 (KRH) (collectively, the “Chapter 11 Cases”);
WHEREAS, on July 12, 2016, ANR, EPA, Contura Energy, Inc. (“Contura”) and Citicorp North America Inc., entered into a Stipulation Regarding Water Treatment Obligations (the “Water Treatment Stipulation”) setting forth the framework and funding for the fulfillment of the obligations under the EPA Consent Decree;
WHEREAS, on July 12, 2016, ANR and Contura entered into: (a) that certain Reclamation Funding Agreement (the “Reclamation Funding Agreement”) with the applicable regulatory authorities (collectively, the “Regulatory Authorities”) for each of the states where ANR retained assets were located, and allocating among the Regulatory Authorities, certain funds to support ANR’s performance of its reclamation obligations; and (b) separate settlement agreements (collectively, the “State Settlement Agreements”) with each of the Regulatory Authorities to define the terms and framework for accomplishing mine land reclamation and associated environmental restoration in their respective states in accordance with the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. §§ 1201, et seq., its state analogues and other applicable mining and environmental related statutes and regulations;

WHEREAS, the State Settlement Agreement with respect to the State of Tennessee contemplates that ANR shall work in good faith with the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee to establish a water treatment trust (the “Tennessee Water Treatment Trust”) to fund the performance of ANR’s water treatment obligations in the State;
WHEREAS, on August 18, 2016, ANR filed notice of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession in the Chapter 11 Cases, which, as modified by certain modifications, was approved by the Bankruptcy Court by order dated July 12, 2016 (as it may be modified, supplemented or amended, the “Plan”);
WHEREAS, ANR has made a $500,000 payment into the specified accounts to fund compliance with water treatment obligations pursuant to Paragraph 3(c)(ii) of the Water Treatment Stipulation and certifies that it has otherwise performed all of its respective obligations under the Water Treatment Stipulation through the Effective Date of this Amended Water Treatment Stipulation;
WHEREAS, ANR is a party to a transaction (the “Sale Transaction”) pursuant to that certain Asset Purchase Agreement with Purchaser providing for (a) the sale of certain of ANR’s assets (collectively, the “Purchased Assets”) to the Purchaser, (b) the assumption of certain of ANR’s liabilities by the Purchaser, (c) the transfer to the Purchaser of certain permits, and (d) certain transactions necessary to effectuate the foregoing;
WHEREAS, the Parties desire to enter into this Amended Stipulation to amend the framework and funding for the fulfillment of Water Treatment Obligations (as defined below) in light of the Sales Transaction;
WHEREAS, contemporaneously herewith, ANR, the Purchaser, and the Regulatory Authorities have entered into: (a) an Amended Reclamation Funding Agreement providing for, and allocating among the Regulatory Authorities, certain funds to support the Purchaser’s performance of its reclamation obligations; and (b) State Agreements with each of the Regulatory Authorities to define the terms and framework for accomplishing mine land reclamation and associated environmental restoration in their respective states, as necessary, in accordance with the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. §§ 1201, et seq., its state analogues and other applicable mining and environmental related statutes and regulations;
WHEREAS, the State Agreements with respect to the State of Tennessee contemplate that, following the Effective Date, the Purchaser shall work in good faith with the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee to establish the Tennessee Water Treatment Trust to fund the performance of the Purchaser’s water treatment obligations in the State;
WHEREAS, on July 27, 2017, the United States, ANR, and certain Contura subsidiaries filed a Joint Stipulation and Order Modifying Consent Decree (“EPA Consent Decree

Modification”) with the Southern District of West Virginia for approval by the court. The EPA Consent Decree Modification includes, among other provisions, a request to substitute the Contura subsidiaries as defendants with respect to the Section IX Osmotic Pressure Injunctive Relief requirements and related obligations in the Consent Decree;
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree to amend as follows:
1.Consent Decree Obligations.
(a)Nothing herein shall relieve ANR of its obligations under the EPA Consent Decree with respect to all of the assets that are not transferred as part of the Sale Transaction (the “Retained Assets”)
(b)Pursuant to Paragraph 9 of the EPA Consent Decree, nothing herein shall relieve ANR of its obligations with respect to the Purchased Assets that are subject to the terms of Section VIII (Selenium Injunctive Relief) and related obligations. ANR has requested a modification of the EPA Consent Decree to relieve ANR of its monitoring and reporting and related obligations under Section VIII (Selenium Injunctive Relief) of the Decree with respect to the Purchased Assets.
(c)Pursuant to Paragraph 10 of the EPA Consent Decree, the Purchaser is not subject to the terms of the EPA Consent Decree with respect to the Purchased Assets.
(d)Notwithstanding anything to contrary herein, ANR shall continue to pay all stipulated penalties accruing under the EPA Consent Decree through the Effective Date for both the Retained Assets and Purchased Assets.
(e)Nothing herein shall relieve ANR of its obligations to ensure that the requirements of Section IX (Osmotic Pressure Injunctive Relief) and related obligations of the EPA Consent Decree are implemented unless and until the EPA Consent Decree Modification is entered by the Southern District of West Virginia.
(f)Nothing herein shall relieve ANR or the Purchaser of their obligation to comply with their NPDES permits, the Clean Water Act, or other Water Treatment Obligations.
2.Funding of the Purchaser’s Water Treatment Obligations
(a)Water Treatment Restricted Cash Accounts. On or prior to the Effective Date, the Purchaser shall create either of the following accounts (in either case, a “Water Treatment Restricted Cash Account”): (i) a segregated subaccount within the each State’s Restricted Cash Reclamation Account (as defined in the applicable Amended State Settlement Agreement); or (ii) a separate segregated restricted cash account.
(b)ANR’s Closing Contribution
(i)On the Effective Date, ANR, with the consent of the Regulatory Agencies, shall pay from the existing Water Treatment Restricted Cash Accounts all funds then in those accounts (the “Closing Contribution”) to the Water Treatment Restricted Cash Accounts established by Purchaser pursuant to Paragraph 2(a).
(ii)The Closing Contribution will be allocated among the States in accordance with the current division between the States to be used for Water Treatment Obligations.
(c)ANR Future Contributions
(i)ANR shall contribute $14 million into the Water Treatment Restricted Cash Accounts from 2018 through 2023 (the “Future Contributions”) to fund compliance with Water Treatment Obligations in connection with the Reclaim-Only Permits held by the Purchaser (as identified in Exhibit 1 attached hereto).
(ii)The Future Contributions shall be paid in the following annual total amounts in equal quarterly installments on the first day of each calendar quarter beginning on January 1, 2018:

Year	Payment Dates	Aggregate Annual Payment Amount
2018	January 1, April 1, July 1, October 1	$1,500,000
2019	January 1, April 1, July 1, October 1	$2,500,000
2020	January 1, April 1, July 1, October 1	$2,500,000
2021	January 1, April 1, July 1, October 1	$2,500,000
2022	January 1, April 1, July 1, October 1	$2,500,000
2023	January 1, April 1, July 1, October 1	$2,500,000
Total		$14,000,000
(iii)The Future Contribution for 2017 shall be divided equally among the States. Thereafter, ANR shall provide 33% of the Aggregate Annual Payment Amount to the Tennessee Water Treatment Trust until such requirement is terminated pursuant to subparagraph (iv) below, and the remainder of the annual Future Contributions shall be divided among the other states according to the percentage of actual expenditures on water treatment in each State in the prior year; provided that, each State shall receive a minimum of at least $25,000 each year. The Purchaser will track its spending on water treatment in each State and submit a report pursuant to Paragraph 3 to the applicable Regulatory Authority and EPA by September 30 of each year. The foregoing provision shall be included in the Reclamation Funding Agreement.
(iv)Once the Tennessee Water Treatment Trust has been fully funded in accordance with its terms, subsequent Future Contributions amounts shall be allocated among the other States in accordance with Section 2(c)(iii) hereof.

(d)The Purchaser will cooperate and work in good faith with each Regulatory Authority to develop the minimum balance (the “Minimum Balance”) that will be maintained in the Water Treatment Restricted Cash Account for that State. The Minimum Balance may be adjusted by agreement between the Purchaser and the applicable Regulatory Authority on an annual basis. The Purchaser shall provide EPA with a copy of the written agreement that establishes the Minimum Balance for each State.
(e)Funds in the Water Treatment Restricted Cash Accounts that are in excess of the Minimum Balance established for that account may be utilized to pay for water treatment expenses, water treatment system installations and reclamation activities in connection with the Reclaim-Only Permits that benefit water quality (“Water Treatment Obligations”). The use of funds for water treatment expenses, including, without limitation, funds expended on chemicals, utilities, pond cleaning and maintenance of structures and systems, shall be included in the Semi-Annual Budget (as defined in the Amended State Settlement Agreements) provided to the Regulatory Authority and EPA but shall not require the prior approval of the applicable Regulatory Agency or EPA. Any use of funds to install water treatment systems or to conduct reclamation activities that will benefit water quality shall be subject to the budgeting and approval provisions of the Reclamation Funding Agreement. EPA and the applicable Regulatory Authority shall have the right to audit all expenditures from the Water Treatment Restricted Cash Accounts.
(f)The Minimum Balance of the Tennessee Water Treatment Trust may be adjusted each year by OSMRE to account for an increase in the Minimum Balance due to monetary erosion of the fund from long term inflation. OSMRE may, but is not required to, raise the Minimum Balance each year by an amount equal to the long-term inflation rate. If conditions change on the site that require a change in treatment or treatment system design, OSMRE retains to right to increase or decrease the Minimum Balance required as needed to maintain adequate funds to conduct water treatment and meet the performance goals of the treatment system. The Purchaser shall provide EPA with a copy of the Tennessee Water Treatment Trust agreement and any additional document that establishes the Minimum Balance for the Tennessee Water Treatment Trust.
(g)The Purchaser hereby acknowledges its obligation to conduct water treatment and otherwise fully comply with applicable NPDES Permits, the Clean Water Act, and analogous state provisions with respect to the Purchased Assets, without any limitation relating to the dollar amounts included in or required to be deposited by this Amended Stipulation.
3.Water Treatment Expenditure Reporting. By September 30 of each year, the Purchaser will provide EPA and the Regulatory Authorities for the states in which their water treatment occurs (i) an annual summary of the expenditures on water treatment for the previous year (from July 1 to June 30), (ii) an explanation of any material deviance (greater than 20%) in such expenditures from the prior year, and (iii) a certification of a senior executive officer that an amount sufficient to cover the water treatment costs expected to occur in the following year has been included in the budget for that year. In addition, the Purchaser will provide EPA with copies of any budgets delivered to the Regulatory Authorities in accordance with the terms of the Amended State Settlement Agreements.
4.Events of Default.
(a)Each of the following (each, an “Event of Default”) shall constitute an event of default by the non-performing Party under this Amended Stipulation:
(i)The failure of ANR, with the consent of the Regulatory Authorities, to make the Closing Contribution within ten days after it is due in accordance with the terms of this Amended Stipulation;
(ii)The failure of ANR to timely contribute any Future Contributions within ten days after the date that such contribution is due in accordance with the terms of this Amended Stipulation; and
(iii)The filing by ANR or the Purchaser of a voluntary petition for relief under the Bankruptcy Code, or the filing against the Purchaser or ANR of an involuntary petition that is not dismissed within 60 days.
(b)If an Event of Default occurs, EPA may provide notice to ANR and the Purchaser of such Event of Default.
(c)Upon the occurrence of an Event of Default, EPA may:
(i)terminate this Amended Stipulation;
(ii)deliver a notice of termination of the right to use cash in the Water Treatment Restricted Cash Accounts and require that all funds in such accounts be delivered to the applicable Regulatory Authority; and/or
(iii)take any other regulatory or enforcement action permitted by law.
(d)EPA shall not be required upon the occurrence of an Event of Default to take any or all of the foregoing actions, and its failure to do so at any time shall not constitute a waiver on the part of EPA of any right to take any action upon the occurrence of any Event of Default.
(e)The termination of this Amended Stipulation shall have no effect on the obligations of ANR and the Purchaser hereunder or the obligations of ANR and the Purchaser under the Reclamation Funding Agreement, or any of the releases granted under the Water Treatment Stipulation.
(f)Nothing in this Amended Stipulation shall be deemed or construed to limit or otherwise affect the authority or ability of EPA to take regulatory action against the ANR with respect to any mines owned or operated by ANR after the Effective Date, whether before, during, or after the occurrence of an Event of Default or in the absence of an Event of Default.

(g)Nothing in this Amended Stipulation shall be deemed or construed to limit or otherwise affect the authority or ability of EPA to take regulatory action against ANR or the Purchaser with respect to any mines owned or operated by ANR or the Purchaser after the Effective Date, whether before, during, or after the occurrence of an Event of Default or in the absence of an Event of Default.
(h)An Event of Default by ANR of the type described in Paragraph 4(a) shall not be construed to require the Purchaser to cure such defaults or otherwise make the Purchaser liable for such defaults. Similarly, an Event of Default by the Purchaser of the type described in Section 4(a)(iii) hereof shall not be construed to require ANR to cure such default or otherwise make ANR liable for such default.
5.Third Party Beneficiaries. The Parties acknowledge and agree that nothing in this Amended Stipulation is intended to benefit or create any right or cause of action in, or on behalf of, any person other than the Parties hereto (and their affiliated persons and entities who are intended to be beneficiaries of the releases and settlements set forth herein).
6.Successors and Assigns. The provisions of this Amended Stipulation shall be binding on the Parties and their successors and assigns, and shall inure to the benefit of the Parties and their successors and assigns.
7.Effect of Amended Stipulation on Water Treatment Stipulation.
(a)This Amended Stipulation supersedes the Water Treatment Stipulation as to the obligations of ANR. This Amended Stipulation does not otherwise affect, impact, alter, diminish or otherwise modify the terms and releases of the Water Treatment Stipulation.
(b)This Amended Stipulation relates solely to the obligations of ANR and Purchaser after the Effective Date, and neither Contura nor Citicorp North America, Inc. shall be a party to or have obligations under this Amended Stipulation.
8.Governing Law. This Amended Stipulation shall be governed by and construed under federal law without regard for the conflicts of laws provisions thereof.
9.Authority and Validity. Each non-governmental Party otherwise represents, warrants and acknowledges, as of the Effective Date that:
(a)it has all the requisite authority: (i) to execute and deliver this Amended Stipulation and the other documents and instruments contemplated hereby, to which it is contemplated to be a party, (ii) to perform its obligations under this Amended Stipulation and the other documents and instruments contemplated hereby to which it is contemplated to be a party and (iii) to consummate the transactions contemplated herein and therein;
(b)such Party’s execution and delivery of, and performance under, this Amended Stipulation and the other documents and instruments contemplated hereby to which it is contemplated to be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action, and no other action or proceeding is necessary to authorize and approve this Amended Stipulation or the other documents and instruments contemplated hereby to which it is contemplated to be a party or any of the transactions contemplated herein or therein;
(c)this Amended Stipulation has been duly executed and delivered by such Party and constitutes a legal, valid and binding agreement by it, enforceable against it in accordance with the terms of this Amended Stipulation; and
(d)the execution, delivery and performance by such Party (when such performance is due) of this Amended Stipulation does not and shall not (i) violate any provision of law, rule or regulation applicable to it, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party. With respect to EPA, the undersigned represents and warrants that he/she has authority to enter into this Settlement Agreement.
10.No Reliance. Each Party represents and warrants that in entering into this Amended Stipulation it is relying on its own judgment, belief and knowledge and, as applicable, on that of any attorney it has retained to represent it in this matter. In entering into this Amended Stipulation, no Party is relying on any representation or statement made by any other Party or any person representing such other Party.
11.Modification or Amendment. This Amended Stipulation may be modified or amended only by written agreement executed by each of the Parties.
12.Further Assurances. From and after the Effective Date, each of the Parties agrees to use their respective commercially reasonable efforts to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions as may reasonably be necessary from time to time to carry out the intent and purpose of this Amended Stipulation and to consummate the transactions contemplated hereby and thereby.
13.Construction. This Amended Stipulation has been drafted through a cooperative effort of all Parties, and none of the Parties shall be considered the drafter of this Amended Stipulation so as to give rise to any presumption of convention regarding construction of this document. All terms of this Amended Stipulation were negotiated at arms’-length, and this Amended Stipulation was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the other. In the event of any inconsistency between the terms of this Amended Stipulation and the Plan, the terms of this Amended Stipulation shall govern.
14.Headings. Titles and headings in this Amended Stipulation are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the Amended Stipulation.
15.Execution in Counterpart. This Amended Stipulation may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Amended Stipulation may be transmitted by facsimile or by electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.
16.Severability. If any provision of this Amended Stipulation is determined to be prohibited or unenforceable, then such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
17.Entire Agreement. This Amended Stipulation, together with all documents and other agreements referenced herein, including the EPA Consent Decree, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein or therein.

(Remainder of Page Intentionally Blank; Signatures to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Amended Stipulation as of the date set forth above.

ANR, INC., on behalf of itself and its affiliates /s/ Andrew B. McCallister	UNITED STATES ENVIRONMENTAL PROTECTION AGENCY /s/ Rosemarie Kelley
By: Andrew B. McCallister Its: Senior Vice President, General Counsel and Secretary	By: Rosemarie Kelley Its: Director, Office of Civil Enforcement U.S. EPA
LEXINGTON COAL COMPANY, LLC /s/ Steven R. Poe	CONTURA ENERGY, INC. /s/ Mark M. Manno
By: Steven R. Poe Its: Manager	By: Mark M. Manno Its: EVP, General Counsel, Secretary & CPO

[Signature Page For: AMENDED STIPULATION REGARDING WATER TREATMENT OBLIGATIONS]